 Filed pursuant to Rule 424(b)(3)
 Registration No. 333-260756
PROSPECTUS SUPPLEMENT
(To prospectus dated November 19, 2021)
KfW, Frankfurt/Main, Federal Republic of Germany
Information Relating to Euro-Denominated Global Bonds
(Represented by One Global Certificate)

Prospectus Supplement dated November 19, 2021

INFORMATION RELATING TO EURO-DENOMINATED GLOBAL BONDS
The following description will apply to certain Euro-denominated global bonds offered by KfW’s prospectus dated November 19, 2021, which will be represented by one permanent global certificate without interest coupons (referred to herein as the “bonds” and in the prospectus as the “securities”). If and to the extent that the pricing supplement relating to any issue of bonds contains terms that are different from the general terms set forth herein, the terms described in that pricing supplement will apply with respect to that issue of bonds and supersede the information set forth herein. This description supplements and, if inconsistent, replaces the general description of KfW’s debt securities in the prospectus dated November 19, 2021.
DESCRIPTION OF THE BONDS
General Provisions
Aggregate Principal Amount and Denomination.   The bonds will be issued in the aggregate principal amount specified in the applicable pricing supplement, divided into the appropriate number of bonds in the denomination as is specified in the applicable pricing supplement, which will rank equally among themselves.
Global Certificate, Bonds and Form.   The bonds will be represented by one permanent global certificate without interest coupons (the “global certificate”). The global certificate will be kept in custody by Clearstream Banking AG, Frankfurt am Main (“CBF”), or any successor, until all of our obligations under the bonds have been satisfied. The global certificate will be issued in bearer form and will represent the bonds credited to accounts of financial institutions that are accountholders of CBF, including such bonds which are held through Euroclear Bank SA/NV, Belgium (“Euroclear”), and Clearstream Banking S.A., Luxembourg (“CBL”), each of which maintains an account with CBF, and further including such bonds which are held through any other clearing system which maintains an account with CBF. Definitive certificates and interest coupons for individual bonds represented by the global certificate will not be issued.
The aggregate principal amount represented by the global certificate will be the aggregate amount from time to time entered in the electronic data documentation of CBF. The electronic data documentation of CBF will be conclusive evidence of the aggregate principal amount of bonds represented by the global certificate and, for these purposes, a statement issued by CBF stating the amount of bonds so represented at any time will be conclusive evidence of the electronic data documentation of CBF at that time.
Each person ultimately holding a bond is referred to herein as a “bondholder.”
The global certificate will be manually signed by two of our authorized representatives and manually authenticated by or on behalf of the paying agent (as defined under “— Paying Agent”). Copies of the global certificate will be available free of charge at the paying agent.
Transfer.   Transfers of bonds will require appropriate entries in securities accounts.
Status
The bonds will constitute unsecured and unsubordinated obligations of KfW and will rank equally with all of our other present and future unsecured and unsubordinated obligations, but subject to any applicable mandatory statutory exceptions.
Interest
Interest Rate and Due Dates.   Unless otherwise specified in the applicable pricing supplement, the bonds will bear interest at the rate per year set forth in that pricing supplement as from the closing date or such other date as is set forth therein. The bonds will cease to bear interest upon the end of the day preceding the day on which they become due for redemption. Interest will be payable annually in arrears on the interest payment date specified in the applicable pricing supplement, or as is otherwise set forth in that pricing supplement. The first interest payment will be due on the first interest payment date specified in the applicable pricing supplement and will be made for the period commencing on the closing date or such other date as is specified in the applicable pricing supplement (inclusive) and ending on the first interest payment date specified in the applicable pricing supplement (exclusive).
Late Payment.   Should we fail to redeem the bonds on the due date therefor, interest on the bonds will, subject to the provisions with respect to business days (as defined under “— Payments — Business Days”), accrue beyond the due date until actual redemption of the bonds at the default rate of interest established by law. Under German law, the default rate is five percentage points above the base rate of interest announced by the German Federal Bank effective as of January 1 and July 1 in each year.
Accrued Interest.   Unless otherwise set forth in the applicable pricing supplement, if it is necessary to compute interest for a period of other than a full year, interest will be calculated on the basis of the actual number of days in the relevant period (known as “actual/actual (ICMA)”).
Maturity; Early Redemption; Repurchase
Maturity.   The bonds will be redeemed at their aggregate principal amount on the maturity date set forth in the applicable pricing supplement. Subject to the provisions with respect to early redemption set forth under “— Early Redemption,” if specified in the applicable pricing supplement, and termination for default set forth under “— Termination for Default,” neither will we be entitled to redeem, nor will any bondholder be entitled to demand the repayment of the bonds prior to their stated maturity.
Early Redemption.   If specified in the applicable pricing supplement, the bonds may be redeemed, in whole but not in part, on the early redemption date or dates as set forth in the applicable pricing supplement, at our option upon prior written notice of no less than the early redemption notice period set forth in the applicable pricing supplement, at the aggregate principal amount together with interest accrued to, but excluding, the applicable early redemption date.
If bonds will be redeemable at our option, we may choose to redeem the bonds at any time, especially when prevailing interest rates are relatively low. As a result, redemption may adversely affect your return on the bonds as you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate of the bonds being redeemed.
Repurchase.   We may at any time purchase and resell bonds in the open market or otherwise at any price. Bonds so purchased and not resold by us may, at our option, be held or surrendered to the paying agent for cancellation.
Payments
Payments.   Payments of principal of, and interest on, the bonds will be made in euro on the relevant payment date (see “— Payment Date and Due Date”) to CBF or to its order for credit to the accounts of the relevant accountholders of CBF.
All payments made by or on behalf of us to CBF or to its order will discharge our liability under the bonds to the extent of the sums so paid.
Business Days.   If any due date for payment of principal or interest in respect of any bonds is not a Frankfurt business day, such payment will not be made until the next day which is a Frankfurt business day, and no further interest will be paid in respect of the delay in such payment. “Frankfurt business day” means any day, other than a Saturday or Sunday, on which credit institutions are open for business in Frankfurt am Main.
Payment Date and Due Date.   For the purposes of the terms and conditions of the bonds, “payment date” means the day on which the payment is actually to be made, where applicable as adjusted in accordance with the preceding paragraph, and “due date” means the interest payment date or the maturity date provided for in the applicable pricing supplement, without taking account of any such adjustment.
Taxes
All payments by us in respect of the bonds will be made without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, we will not be required to pay any additional amounts in respect of the bonds. There will be no “gross-up” provision.

Termination for Default
Unless otherwise specified in the applicable pricing supplement, any bondholder may, at its option, declare its bonds due and demand repayment thereof at their principal amount plus interest accrued to the date of repayment if we fail to pay any amount payable under the bonds within 30 days from the relevant due date. The right to declare bonds due will cease if we have made payment to CBF or to its order before the bondholder has exercised such right. Any notice declaring bonds due will be made by means of a notice in text format (Textform, e.g. email or fax) or in written form to be sent to us together with proof that such bondholder at the time of such notice is a holder of the relevant bonds by means of a certificate of the bondholder’s custodian as set forth under “— Governing Law; Jurisdiction; Enforcement; Language — Enforcement.” Definitive certificates and interest coupons for individual bonds will not be issued in the event of a default.
Paying Agent
The initial paying agent (the “paying agent”) and its initial office through which it acts (the “specified office”) will be set forth in the applicable pricing supplement. We reserve the right at any time to vary or terminate the appointment of the paying agent or approve any change in the office through which it acts, provided that there will at all times be a paying agent, and provided further that so long as the bonds are listed on any stock exchange (and the rules of such stock exchange so require), we will maintain a paying agent with a specified office in the city in which such stock exchange is located. We will give notice of any change in the paying agent or its specified office by publication in the manner set forth under “— Notices.”
The paying agent in such capacity is acting exclusively as our agent and does not have any legal relationship of whatever nature with a bondholder and is not in any event accountable to any bondholder. We ourselves may act as paying agent in certain circumstances.
Further Issues
We reserve the right, from time to time without the consent of the bondholders, to issue additional bonds, on terms identical in all respects to those set forth in the terms and conditions of the bonds (except that the date from which interest will accrue may vary), so that such additional bonds will be consolidated with, form a single issue with and increase the aggregate principal amount of, the bonds. The term “bonds” will, in the event of such increase, also include such additional bonds.
Notices
All notices regarding the bonds will be published (a) in the Federal Republic of Germany in the Federal Gazette (Bundesanzeiger) and, to the extent legally required, in addition thereto, in any other form of media prescribed by law; and (b) in a leading daily newspaper printed in the English language and of general circulation in New York City (expected to be The Wall Street Journal). Any notice will become effective for all purposes on the third day following the date of its publication, or, if published more than once or on different dates, on the third day following the date of first publication.
Governing Law; Jurisdiction; Enforcement; Language
Governing Law.   The bonds, both as to form and content, as well as our rights and duties and those of the bondholders, will be governed by and will be construed in accordance with the laws of the Federal Republic of Germany.
Jurisdiction.   Any action or other legal proceedings arising out of or in connection with the bonds may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.
Enforcement.   Any bondholder may in any proceedings against us or to which the bondholder and we are parties protect and enforce in its own name its rights arising under its bonds on the basis of (a) a certificate issued by its custodian (i) stating the full name and address of the bondholder, (ii) specifying a principal amount of bonds credited on the date of such statement to such bondholder’s securities account maintained with such custodian and (iii) confirming that the custodian has given a written notice to CBF containing the information pursuant to (i) and (ii) and bearing acknowledgments of CBF and the relevant accountholder and (b) a copy of the global certificate certified as being a true copy by a duly authorized officer of CBF. For purposes of the foregoing, “custodian” means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the bondholder maintains a securities account in respect of any bonds and includes CBF, including any other clearing system which maintains an account with CBF.
Language.   The conditions are written in the German language and accompanied by an English language translation. The German text will be controlling and binding. The English language translation is provided for convenience only.
CLEARING AND SETTLEMENT
The information set forth below with respect to CBF, Euroclear or CBL, which are collectively referred to as the clearing systems, is subject to any change in, or reinterpretation of, the rules, regulations and procedures of the clearing systems currently in effect. The information concerning the clearing systems has been obtained from sources that we believe to be reliable, but neither we nor any manager named in the applicable pricing supplement take any responsibility for the accuracy thereof. Investors wishing to use the facilities of any of the clearing systems are advised to confirm the continued applicability of the rules, regulations and procedures of the relevant clearing system. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in the bonds held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests of any bondholder.
Certification and Custody; Appointment of the Paying Agent
Clearing and settlement arrangements, including the existing links between CBF, Euroclear and CBL will provide investors access to three major clearing systems. The bonds will be represented by one permanent global certificate without interest coupons, which will not be exchangeable for a definitive certificate representing individual bonds. The global certificate will be issued in bearer form and will represent the bonds held by investors electing to hold bonds through financial institutions that are accountholders in CBF (“CBF accountholders”). Euroclear and CBL participate in CBF, and, accordingly, bonds held by investors electing to hold bonds through financial institutions that are participants in Euroclear (“Euroclear participants”) and customers of CBL (“CBL customers”) are included in the global certificate. The bonds are expected to be accepted for clearing and settlement through CBF on the closing date specified in the applicable pricing supplement.
The bondholders as owners of legal co-ownership interests in the global certificate will not be entitled to have bonds registered in their names, and will not receive or be entitled to receive physical delivery of a definitive certificate representing individual bonds.
We will appoint a paying agent for the bonds as described in greater detail under the heading “Description of the Bonds — Paying Agent.”
Each issue of bonds will be assigned an ISIN number, a common code and a WKN number, as set forth in the applicable pricing supplement.
Payments
As described under “Description of the Bonds — Paying Agent,” the paying agent set forth in the applicable pricing supplement will act as our initial paying agent for the bonds. Principal and interest payments on the bonds will be made to CBF or its order in euro as set forth under “Description of the Bonds — Payments.” All payments duly made by or on behalf of us to CBF or its order will discharge our liability under the bonds to the extent of the sum or sums so paid. Therefore, after such payments have been duly made, neither we nor the paying agent has any direct responsibility or liability for the payment of principal or interest on the bonds to the bondholders. Payments by any of the clearing systems to the accounts of the relevant accountholders in order to distribute the funds to bondholders as owners of legal co-ownership or beneficial interests in the global certificate will be governed by the rules and regulations of such clearing system, standing instructions and customary practices and will be the responsibility of such clearing system and its accountholders. Neither we nor the paying agent will have any responsibility or liability for any aspect of the records of any of the clearing systems relating to or payments made by such clearing system on account of legal co-ownership or beneficial interests in the global certificate or for maintaining, supervising or reviewing any records of such clearing system relating to such legal co-ownership or beneficial interests.
The Clearing Systems
CBF
CBF is incorporated under the laws of the Federal Republic of Germany and acts as a Central Securities Depository (“CSD”, Wertpapiersammelbank). As CSD and bank, CBF is subject to regulation and supervision by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). Furthermore, CBF is a designated clearing and settlement system, as referred to in Article 10 of the Directive on Settlement Finality (98/26/EC), and as such subject to the supervision of the German Federal Bank (Deutsche Bundesbank).
CBF holds securities for its accountholders and facilitates the clearing and settlement of securities transactions between its CBF accountholders through electronic book-entry changes in securities accounts free of payment or simultaneously against payment in euro via the payment system TARGET2 with same-day value. Thus, the need for physical delivery of certificates is eliminated.
CBF provides to the CBF accountholders settlement services, collateral management, custody services and all services linked to operation of a CSD of domestic German and internationally traded securities. CBF accountholders are regulated banking and financial institutions located in the Federal Republic of Germany including German branches of non-German banking and financial institutions and other clearing and settlement organizations. Indirect access to CBF is available to others such as the managers (as defined in “Subscription and Sale” in the applicable pricing supplement), securities brokers and dealers, banks, trust companies, clearing corporations and others, including organizations that clear through or maintain custodial relationships with CBF accountholders, either directly or indirectly.
CBL
CBL is incorporated under the laws of Luxembourg. CBL is an International Central Securities Depository (ICSD) providing, as its core services, the settlement and custody of transactions in global and international securities and domestic securities traded across borders. CBL holds securities for its customers and facilitates the settlement and custody of securities transactions between CBL customers through electronic book-entry transfers between accounts of CBL customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CBL in various currencies, including euros. CBL provides to its customers, among other things, services for safekeeping, administration, settlement and custody of securities, as well as collateral management, securities lending and borrowing services.
CBL is licensed as a credit institution in Luxembourg and, as such, is subject to regulation by the Commission de Surveillance du Secteur Financier. CBL is also a depository of securities and other financial instruments which operates a securities settlement system and, as such, is supervised by the Central Bank of Luxembourg.
CBL customers are financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and may include the managers. Indirect access to CBL is available to other institutions that clear through or maintain a custodial relationship with an accountholder of CBL. CBL has established an electronic bridge with Euroclear to facilitate settlement of trades between CBL and Euroclear.
Distributions with respect to bonds held beneficially through CBL will be credited to cash accounts of CBL customers in accordance with CBL’s rules and procedures.
Euroclear
Euroclear holds securities and book-entry interests in securities for participating organizations and facilitates the clearing and settlement of securities transactions between Euroclear participants as defined in the Terms and Conditions Governing Use of Euroclear as amended from time to time and between Euroclear participants and participants of certain other securities settlement systems through electronic book-entry changes in accounts of such participants or through other securities intermediaries.
Euroclear provides Euroclear participants, among other things, with safekeeping, administration, clearing and settlement, securities lending and borrowing, and related services. Euroclear participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations. Certain of the managers or other financial entities involved in the offering may be Euroclear participants.
Clearing and Settlement.   Although Euroclear has agreed to the procedures provided below in order to facilitate transfers of securities among Euroclear participants and between Euroclear participants and participants of other securities settlement systems, it is under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time.
Initial Distribution.   Investors electing to acquire bonds through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of new issues of securities. Bonds to be acquired against payment through an account with Euroclear will be credited to the securities clearing accounts of the respective Euroclear participants in the securities processing cycle for the same business day or the business day following the settlement date for value as of the settlement date.
Secondary Market.   Investors electing to acquire, hold or transfer bonds through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions in securities. Euroclear will not monitor or enforce any transfer restrictions with respect to the bonds offered herein.
Custody.   Investors who are participants in the Euroclear system may acquire, hold or transfer interests in the bonds by book-entry to accounts with Euroclear. Investors who are not participants in the Euroclear system may acquire, hold or transfer interests in the bonds through accounts with a participant in the Euroclear system or any other securities intermediary that holds a book-entry interest in the bonds through one or more securities intermediaries standing between such other securities intermediary and Euroclear.
Custody Risk.   Investors that acquire, hold and transfer interests in the bonds by book-entry through accounts with Euroclear or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their securities intermediary, as well as the laws and contractual provisions governing the relationship between such securities intermediary and each other securities intermediary, if any, standing between such securities intermediary and Euroclear.
Global Clearing and Settlement Procedures
Initial Settlement
The global certificate will be delivered at initial settlement to CBF. Customary settlement procedures will be followed for participants of CBF at initial settlement. Primary market purchasers are required to pay for the bonds in euro unless otherwise arranged. See “Information on Currency Conversion and Foreign Exchange Exposure — Currency Conversion.”
Settlement procedures applicable to the domestic euro-denominated bond market will be followed for primary market purchasers that are CBF accountholders, and bonds will be credited to their securities accounts on the settlement date against payment in euro in same-day funds. Investors electing to hold the bonds through Euroclear or CBL accounts will follow the cross-border settlement procedures for the German market. Bonds will be credited to the securities clearance accounts of Euroclear participants and CBL customers on the issue date and, in case of settlement against payment, the related cash will be booked with value date equal to the relevant issue date.

Secondary Market
The following paragraphs set forth the procedures governing settlement of secondary market sales of securities such as the bonds in effect on the date hereof.
Secondary Market Sales of Bonds for Settlement within CBF and between Euroclear Participants and CBL Customers.   These sales will be settled in accordance with the rules and procedures established by the relevant system. These trades will settle on a two-day basis unless parties specify a longer period.
Secondary Market Sales between CBF Accountholders and Euroclear Participants or CBL Customers.   These sales will be effected through CBF in accordance with CBF’s rules and through the CBF accounts of Euroclear or CBL, as the case may be. These trades will settle on a two-day basis unless parties specify a longer period.
INFORMATION ON CURRENCY CONVERSION AND FOREIGN EXCHANGE EXPOSURE
Currency Conversion
Initial purchasers are required to pay for the bonds in euro. Each manager may, under certain terms and conditions, arrange for the conversion of U.S. dollars into euro to enable U.S. purchasers to pay for the bonds. Each such conversion will be made by such manager on such terms and subject to such conditions, limitations and charges as such manager may from time to time establish in accordance with its regular foreign exchange practices, and subject to any applicable laws and regulations. All costs of conversion will be borne by such purchasers of the bonds. See also “— Foreign Exchange Exposure.” For the specific payment procedures in connection with the payments to be made by us under the bonds, see “Description of the Bonds — Payments.”
Foreign Exchange Exposure
For U.S. investors whose financial activities are denominated principally in U.S. dollars, an investment in the bonds entails certain risks that are not associated with a similar investment in a security denominated in U.S. dollars. These risks include, without limitation, the possibility of significant changes in the rate of exchange between the U.S. dollar and the euro, and the possibility of the imposition or modification of foreign exchange controls by either the United States or the European Central Bank. In recent years, the exchange rate between the U.S. dollar and the euro has fluctuated. Fluctuations in the exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the exchange rate that may occur during the term of the bonds. Depreciation of the euro against the U.S. dollar would result in a decrease in the U.S. dollar-equivalent yield of a bond, in the U.S. dollar-equivalent value of the principal repayable at maturity of such bond and generally in the U.S. dollar-equivalent market value of such bond, while appreciation of the euro would have the opposite effects.
The relative strength or weakness of the euro is dependent upon, among other things, economic and political developments in the EU member states participating in the European Economic and Monetary Union.
SUBSCRIPTION AND SALE
Subscription Agreement
As specified in more detail in the applicable pricing supplement, we expect that the managers named in the applicable pricing supplement will agree with us, severally and not jointly, pursuant to a subscription agreement, to subscribe and pay for the bonds according to the terms described in the applicable pricing supplement. We expect that the managers will commit to take and pay for all of the bonds, if any are taken, under the terms and conditions of the subscription agreement. We may also agree to bear certain costs and expenses incurred by the managers in connection with the issue, subscription and offering of the bonds. After the initial public offering, the price to public may be changed.

Certain Selling Restrictions
The bonds will only be offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is legal to make such offers. Unless otherwise provided in the applicable pricing supplement, the following selling restrictions will apply to the bonds.
European Economic Area.   We expect that each manager will represent and agree that in relation to each Relevant State it has not made and will not make an offer of the bonds to the public in that Relevant State, except that it may make an offer of the bonds to the public in that Relevant State at any time in any circumstances which do not require the publication by the Issuer of a prospectus pursuant to (i) Article 1(4) of the Prospectus Regulation or (ii) any applicable national law of that Relevant State.
For the purposes of this provision, the following expressions have the meanings specified below:
“offer of the bonds to the public” in relation to the bonds in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds;
“Relevant State” means each of the member states of the European Economic Area; and
“Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.
United Kingdom.   We expect that each manager will represent and agree that it has not made and will not make an offer of the notes to the public in the United Kingdom, except that it may make an offer of the notes to the public in the United Kingdom at any time in any circumstances which do not require the publication by the issuer of a prospectus pursuant to Section 86 of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of such bonds in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.
For the purposes of this provision, the following expressions have the meanings specified below:
“offer of the notes to the public” in relation to the notes in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes; and
“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.
United States.   We expect that each manager will represent and agree that in connection with any offering and distribution of the bonds and the distribution of the prospectus and any other offering material relating to these bonds in the United States such manager will comply with and cause any of its affiliates which offers or sells bonds in the United States to comply with applicable United States law and any applicable laws, rules and regulations of any relevant state jurisdiction. We expect that any offers and sales of bonds in the United States by the managers will be made through their registered broker-dealer affiliates.
Japan.   We expect that each manager will acknowledge and agree that the bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”) and that it will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or resale, directly or indirectly, in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Canada.   The bonds will not be qualified for sale under the securities laws and regulations of any province or territory of Canada. Each manager is expected to represent and agree that it has not offered, sold, distributed or delivered, and that it will not offer, sell, distribute or deliver, any bonds, directly or indirectly, in Canada or to, or for the benefit of, any resident thereof in contravention of the securities laws or regulations of any province or territory of Canada. Each manager is expected to further agree to deliver to any dealer who purchases any bonds from it a notice stating in substance that, by purchasing such bonds, such dealer represents and agrees that it has not offered, sold, distributed or delivered, and it will not offer, sell, distribute or deliver, any such bonds, directly or indirectly, in Canada or to, or for the benefit of, any resident thereof in contravention of the securities laws or regulations of any province or territory of Canada and that it will deliver to any other dealer to whom it sells any of such bonds a notice containing substantially the same statement as is contained in this sentence. Each manager is expected to agree not to distribute or deliver the prospectus or any other offering material relating to the bonds in Canada in contravention of the securities laws or regulations of any province or territory of Canada. Each manager is expected to agree to furnish upon request a certificate stating that such manager has complied with the restrictions described above.
Hong Kong.   We expect that each manager will represent and agree that (a) it has not offered and sold, and will not offer or sell, in Hong Kong, by means of any document, any bonds (except for bonds which are a “structured product” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”)) other than (i) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or (iii) to “professional investors” within the meaning of the SFO and any rules made under the SFO, or (iv) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO; and (b) it has not issued, or had in its possession for the purposes of issue, and will not issue, or have in its possession for the purpose of issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made under the SFO.
Public Offer.   We expect that each manager will acknowledge that (other than in the United States) no action has been or will be taken in any jurisdiction by the managers or us that would permit a public offering of the bonds, or possession or distribution of the prospectus or any other offering material relating to the bonds, in any jurisdiction where action for those purposes is required. Each manager is expected to comply with all applicable laws and regulations in each jurisdiction in which it purchases, offers, sells, distributes or delivers bonds or has in its possession or distributes the prospectus or any other offering material relating to the bonds and will obtain or make, give or fulfill any consent, approval, registration, notice, permission or other regulatory requirement required by it or us for the purchase, offer, sale, distribution or delivery of the bonds and the possession or distribution of the prospectus or any other offering material relating to the bonds under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any such purchase, offer, sale, distribution or delivery, in all cases at its own expense.
Other Provisions
Conditions.   We expect that the subscription agreement will provide that the obligations of the managers are subject to certain conditions, including approval of certain legal matters by counsel. In addition, the managers may have the right, after consultation with us, to terminate the subscription agreement at any time prior to the payment of the purchase price if there will have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in their view be likely to prejudice materially the success of the offering and distribution of the bonds or dealing in the bonds in the secondary market.
No Established Trading Market.   The bonds will be a new issue of securities with no established trading market. We expect that application will be made to list the bonds on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange. We expect that the managers will intend to make a market in the bonds. The managers may agree to do so but may discontinue market making at any time. No assurance can be given as to the liquidity of the trading market for the bonds.

Stabilization.   In connection with an offering of bonds, we may appoint a stabilization manager. The stabilization manager or any person acting for it may purchase and sell the bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the stabilization manager or any person acting for it of a greater number of the bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.
The stabilization manager may also impose a penalty bid, which occurs when a particular manager repays to the stabilization manager a portion of the underwriting discount received by it because the stabilization manager or any person acting for it has repurchased bonds sold by or for the account of such manager in stabilizing or short covering transactions.
These activities by the stabilization manager or any person acting for it may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the stabilization manager or any person acting for it at any time. These transactions may be effected in the over-the-counter market or otherwise.
Delivery and Settlement
It is expected that delivery of the bonds will be made upon the instructions of the managers against payment on or about the date specified in the penultimate paragraph of the cover page of the applicable pricing supplement, which we expect to be later than the second New York business day following the date of pricing of the bonds. Under Rule 15c6-1 of the Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade bonds on the date of pricing of the bonds or the succeeding business days up to two days prior to the date of delivery of the bonds, it may be required, by virtue of the fact that the bonds will initially settle later than on the second New York business day following the date of pricing of the bonds or any other day as specified in the applicable pricing supplement, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds on any day for which settlement within two New York business days would not be possible should consult their own advisors.